Exhibit 99.1

Unaudited Pro forma Condensed Combined Financial Statements

The following unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the acquisition of IMB HoldCo LLC, the parent company of OneWest Bank N.A. (collectively “OneWest”) by CIT Group Inc. (“CIT”) (the “OneWest Transaction”) on August 3, 2015. The following unaudited pro forma condensed combined balance sheet as of June 30, 2015 and the unaudited pro forma condensed combined statements of operations for the six month period ended June 30, 2015 and the year ended December 31, 2014 are based upon, derived from, and should be read in conjunction with the historical audited financial statements of CIT (which are available in CIT’s Form 10-K for the year ended December 31, 2014), the historical audited financial statements of OneWest (which are included in this Form 8-K/A for the year ended December 31, 2014), the historical unaudited financial statements of CIT (which are available in CIT’s Form 10-Q for the quarter ended June 30, 2015) and the historical unaudited financial statements of OneWest (which are included in this Form 8-K/A for the three and six month period ended June 30, 2015). The OneWest Transaction will be accounted for as a business combination using the acquisition method of accounting under the supervision of Accounting Standards Codification (“ASC”) 805, Business Combinations, (“ASC 805”). The unaudited pro forma condensed combined financial information set forth below gives effect to the consummation of the OneWest Transaction. CIT paid approximately $3.4 billion as consideration, comprised of approximately $1.9 billion in cash, approximately 30.9 million shares of CIT common stock (valued at approximately $1.5 billion at the time of the closing) and approximately 168,000 restricted stock units of CIT (valued at approximately $6.3 million of nonvested shares at the time of closing). Total consideration also included $116.0 million of cash retained by CIT as a holdback for certain potential liabilities relating to OneWest and $2.0 million of cash for expenses of the holders’ representative.

The pro forma adjustments are preliminary and are based upon available information and certain assumptions that management believes are reasonable under the circumstances and that are described in the accompanying notes to the unaudited pro forma condensed combined financial information. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. Under ASC 805, generally all assets acquired and liabilities assumed are recorded at their fair value as of the acquisition date. For pro forma purposes, the fair value of OneWest’s identifiable tangible and intangible assets acquired and liabilities assumed are based on a preliminary estimate of fair value as of June 30, 2015. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed was recognized as goodwill. Management believes the fair values recognized for the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions. Preliminary fair value estimates may change as additional information becomes available and such changes could be material.

The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2014, and the six month period ended June 30, 2015 assumes the OneWest Transaction occurred on January 1, 2014. The unaudited pro forma condensed combined balance sheet as of June 30, 2015 assumes the OneWest Transaction occurred on June 30, 2015. The unaudited pro forma condensed combined financial information has been prepared by management in accordance with the regulations of the SEC and is not necessarily indicative of the combined financial position or results of operations that would have been realized had the OneWest Transaction occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that CIT will experience after the OneWest Transaction. In addition, the accompanying unaudited pro forma condensed combined statements of operations does not include any expected cost savings, operating synergies as a result of restructuring activities, or revenue enhancements, which may be realized subsequent to the OneWest Transaction, or the impact of any non-recurring or one-time transaction-related or integration-related costs. No material transactions existed between CIT and OneWest during the pro forma period.

This unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes and assumptions as well as the historical consolidated financial statements and related notes of CIT, and those of OneWest included herein, respectively.

Unaudited Pro Forma Condensed Combined Balance Sheet

The following preliminary unaudited pro forma condensed combined balance sheet as of June 30, 2015 combines the June 30, 2015 historical balance sheets of CIT and OneWest and other assets acquired and liabilities assumed, assuming the companies had been combined on June 30, 2015 under the acquisition method of accounting.

CIT Group

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2015

(in millions)

	CIT Group	OneWest	Acquisition Consideration	Note 4	Business Combination	Note 4	CIT Pro
	June 30, 2015	June 30, 2015			Adjustments		Forma
Assets
Cash and interest bearing deposits	$5,465.3	$4,514.5	$(668.9)	(a), (m)	$25.6	(r)	$9,336.5
Securities purchased under agreements to resell	750.0	-	(400.0)	(a)	-		350.0
Investment securities	1,692.9	1,161.5	(800.0)	(a)	-		2,054.4
Assets held for sale	1,086.8	26.5	-		1.9	(l)	1,115.2
Loans	19,649.3	13,981.6	-		(389.3)	(d), (r)	33,241.6
Allowance for loan losses	(350.9)	(130.7)	-		130.7	(d)	(350.9)
Total loans, net of allowance for loan losses	19,298.4	13,850.9	-		(258.6)		32,890.7
Operating lease equipment, net	15,109.6	-	-		-		15,109.6
Unsecured counterparty receivable	538.2	-	-		-		538.2
Indemnification assets	-	689.1	-		(209.0)	(e)	480.1
Goodwill	565.9	100.5	-		517.0	(g)	1,183.4
Intangible assets	21.4	2.9	-		181.1	(h)	205.4
Other assets	2,128.7	833.1	-		848.3	(c), (f), (l), (n), (p)	3,810.1
Total Assets from Continuing Operations	46,657.2	21,179.0	(1,868.9)		1,106.3		67,073.6

Assets of discontinued operation	-	528.1	-		6.2	(l), (q)	534.3
Total Assets	$46,657.2	$21,707.1	$(1,868.9)		$1,112.5		$67,607.9

Liabilities
Deposits	$17,267.8	$14,701.4	$-		$45.5	(i), (l), (r)	$32,014.7
Credit balances of factoring clients	1,373.3	-	-		-		1,373.3
Other liabilities	2,766.9	274.2	61.0	(m)	110.1	(l), (o)	3,212.2
Borrowings	16,441.6	2,964.8	-		6.8	(k)	19,413.2
Total Liabilities from Continuing Operations	37,849.6	17,940.4	61.0		162.4		56,013.4

Liabilities of discontinued operation	-	709.0	-		(23.5)	(l), (q)	685.5
Total Liabilities	37,849.6	18,649.4	61.0		138.9		56,698.9
Stockholders’ Equity
Common stock: $0.01 par value, 600,000,000 authorized	2.0	-	-		-		2.0
Paid-in capital	8,615.6	-	29.2	(b)	-		8,644.8
Retained earnings / (Accumulated deficit)	1,781.1	1,281.4	-		(642.0)	(c), (j), (o)	2,420.5
Accumulated other comprehensive income (loss)	(158.8)	101.5	-		(101.5)	(j)	(158.8)
Treasury stock at cost	(1,432.8)	-	1,432.8	(b)	-		-
Total Common Stockholders’ Equity	8,807.1	1,382.9	1,462.0		(743.5)		10,908.5
Members' Capital	-	1,674.8	-		(1,674.8)	(j)	-
Noncontrolling minority interests	0.5	-	-		-		0.5
Total Equity	8,807.6	3,057.7	1,462.0		(2,418.3)		10,909.0
Total Liabilities and Equity from Continuing Operations	46,657.2	20,998.1	1,523.0		(2,255.9)		66,922.4
Total Liabilities and Equity	$46,657.2	$21,707.1	$1,523.0		$(2,279.4)		$67,607.9

See the accompanying notes to the unaudited pro forma condensed combined balance sheet.

Unaudited Pro Forma Condensed Combined Statement of Operations

The following preliminary unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2015 combines the historical statements of operations of CIT and OneWest, assuming the companies had been combined on January 1, 2014 under the acquisition method of accounting.

CIT Group
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2015
(in millions)

	CIT Group	OneWest	Business Combination	Note 5	CIT Pro
	6/30/2015	6/30/2015	Adjustments		Forma

Interest income
Interest and fees on loans	$547.2	$374.2	$28.3	(jj), (kk)	$949.7
Interest and dividends on interest bearing deposits and investments	17.6	74.3	(27.6)	(ii)	64.3
Interest income	564.8	448.5	0.7		1,014.0
Interest expense
Interest on long-term borrowings	(395.3)	(13.2)	-		(408.5)
Interest on deposits	(141.2)	(50.3)	4.1	(ff)	(187.4)
Interest expense	(536.5)	(63.5)	4.1		(595.9)
Net interest revenue	28.3	385.0	4.8		418.1
Provision for credit losses	(53.0)	(3.9)	(24.5)	(hh)	(81.4)
Net interest revenue, after credit provision	(24.7)	381.1	(19.7)		336.7
Non-interest income
Rental income on operating leases	1,062.3	-	-		1,062.3
Other income	149.9	(21.2)	38.0	(ee)	166.7
Total non-interest income	1,212.2	(21.2)	38.0		1,229.0
Total revenue, net of interest expense and credit provision	1,187.5	359.9	18.3		1,565.7
Other expenses
Depreciation on operating lease equipment	(314.6)	-	-		(314.6)
Maintenance and other operating lease expenses	(95.5)	-	-		(95.5)
Operating expenses	(476.6)	(184.9)	(21.7)	(aa),(cc),(dd),(ll)	(683.2)
Loss on debt extinguishments	(0.1)	-	-		(0.1)
Total other expenses	(886.8)	(184.9)	(21.7)		(1,093.4)
Income before provision for income taxes	300.7	175.0	(3.4)		472.3
Provision for income taxes	(81.8)	(68.1)	(3.8)	(bb)	(153.7)
Income from continuing operations, before attribution of noncontrolling interests	218.9	106.9	(7.2)		318.6
Net income attributable to noncontrolling interests, after tax	0.1	-	-		0.1
Income from continuing operations	$219.0	$106.9	$(7.2)		$318.7

Weighted Average Shares Outstanding (thousands)
Basic	175,019		30,946	(gg)	205,965
Diluted	175,971		31,114	(gg)	207,085

Income from continuing operations per common share
Basic	$1.25				$1.55
Diluted	$1.24				$1.54

See the accompanying notes to the unaudited pro forma condensed combined statement of operations.

Unaudited Pro Forma Condensed Combined Statement of Operations

The following preliminary unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 combines the historical statements of operations of CIT and OneWest, assuming the companies had been combined on January 1, 2014 under the acquisition method of accounting. The income tax benefit recorded by CIT for the year ended December 31, 2014 related to the partial release of the valuation allowance on federal deferred tax assets ($375.0 million) is not reflected in the unaudited pro forma condensed combined Statement of Operations because it will not have a continuing impact.

CIT Group

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2014

(in millions)

	CIT Group	OneWest	Business Combination	Note 6	CIT Pro
	12/31/2014	12/31/2014	Adjustments		Forma

Interest income
Interest and fees on loans	$1,191.0	$744.1	$80.0	(jj), (kk)	$2,015.1
Interest and dividends on interest bearing deposits and investments	35.5	147.5	(43.8)	(ii)	139.2
Interest income	1,226.5	891.6	36.2		2,154.3
Interest expense
Interest on long-term borrowings	(855.2)	(29.7)	1.8	(ff)	(883.1)
Interest on deposits	(231.0)	(110.3)	19.7	(ff)	(321.6)
Interest expense	(1,086.2)	(140.0)	21.5		(1,204.7)
Net interest revenue	140.3	751.6	57.7		949.6
Provision for credit losses	(100.1)	(57.0)	-	(hh)	(157.1)
Net interest revenue, after credit provision	40.2	694.6	57.7		792.5
Non-interest income
Rental income on operating leases	2,093.0	-	-		2,093.0
Other income	305.4	(13.2)	69.7	(ee)	361.9
Total non-interest income	2,398.4	(13.2)	69.7		2,454.9
Total revenue, net of interest expense and credit provision	2,438.6	681.4	127.4		3,247.4
Other expenses
Depreciation on operating lease equipment	(615.7)	-	-		(615.7)
Maintenance and other operating lease expenses	(196.8)	-	-		(196.8)
Operating expenses	(941.8)	(380.5)	(24.1)	(aa),(cc),(dd),(ll)	(1,346.4)
Loss on debt extinguishments	(3.5)	-	-		(3.5)
Total other expenses	(1,757.8)	(380.5)	(24.1)		(2,162.4)
Income before benefit (provision) for income taxes	680.8	300.9	103.3		1,085.0
Benefit (provision) for income taxes	397.9	(118.0)	(641.5)	(bb)	(361.6)
Income (loss) from continuing operations, before attribution of noncontrolling interests	1,078.7	182.9	(538.2)		723.4
Net income attributable to noncontrolling interests, after tax	(1.2)	-	-		(1.2)
Income (loss) from continuing operations	$1,077.5	$182.9	$(538.2)		$722.2

Weighted Average Shares Outstanding (thousands)
Basic	188,491		30,946	(gg)	219,437
Diluted	189,463		31,114	(gg)	220,577

Income from continuing operations per common share
Basic	$5.71				$3.29
Diluted	$5.69				$3.27

See the accompanying notes to the unaudited pro forma condensed combined statement of operations.

Note 1.	Description of the Acquisition

On August 3, 2015 CIT Group, Inc. (CIT or the "Company") completed the acquisition of IMB HoldCo LLC, the parent company of OneWest Bank N.A. (collectively "OneWest"), for $3.4 billion in cash and stock (the “OneWest Transaction”). IMB Holdco LLC shareholders received $1.9 billion in cash, approximately 30.9 million shares of CIT common stock valued at approximately $1.5 billion and approximately 168,000 restricted stock units of CIT (valued at approximately $6.3 million of nonvested shares at the time of closing). Total consideration also included $116.0 million of cash retained by CIT as a holdback for certain potential liabilities relating to OneWest and $2.0 million of cash for expenses of the holders’ representative. At June 30, 2015, OneWest had approximately 70 branches in Southern California, with approximately $21.7 billion of assets and $14.7 billion of deposits.

Note 2.	Basis of Presentation

The unaudited pro forma condensed combined balance sheet as of June 30, 2015 and the unaudited pro forma condensed combined statement of operations for the six month period ended June 30, 2015 and for the year ended December 31, 2014 presented herein are based on the historical financial statements of CIT and OneWest, after giving effect to the OneWest Transaction and the assumptions and adjustments described in the accompanying notes to these unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined balance sheet as of June 30, 2015 gives effect to the OneWest Transaction as if the OneWest Transaction had occurred on June 30, 2015. The pro forma adjustments to reflect the acquired assets and assumed liabilities are based on the estimated fair value of OneWest's assets and liabilities as of June 30, 2015. Similarly, the historical OneWest statement of operations is based upon the period from January 1, 2015 to June 30, 2015 and January 1, 2014 to December 31, 2014. The unaudited pro forma condensed combined statement of operation reflects income from continuing operations and does not reflect discontinued operations. Management is not aware of any material transactions entered into by OneWest through August 3, 2015.

The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the OneWest Transaction. The unaudited pro forma financial data does not include any future integration costs. For pro forma purposes, the valuation of consideration transferred is based on, amongst other things, the share price of CIT on the last trading day prior to the OneWest Transaction, or July 31, 2015, of $47.04 per share. The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in the future periods or the results that actually would have been realized had CIT and OneWest been a combined company during the specified period.

The pro forma adjustments are preliminary and are based upon available information and certain assumptions which management believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

This unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the historical consolidated financial statements of CIT as of and for the six month period ended June 30, 2015 and the year ended December 31, 2014 included in CIT’s Form 10-Q as of June 30, 2015 and Form 10-K as of December 31, 2014, and the historical consolidated financial statements of OneWest as of and for the three and six month period ended June 30, 2015 and for the year ended December 31, 2014, included herein.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial information of CIT and OneWest. The acquisition method of accounting, based on ASC 805, uses the fair value concepts defined in ASC 820, Fair Value Measurement ("ASC 820"). The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are (i) directly attributable to the OneWest Transaction, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results.

Under ASC 805, generally, all assets acquired and liabilities assumed are recorded at their fair values as of the acquisition date. The Company has not completed a full, detailed valuation analysis necessary to determine the fair values of the identifiable assets acquired and liabilities assumed. However, a preliminary valuation analysis was performed as of June 30, 2015, the date on which the merger is deemed to occur for the purposes of the pro forma balance sheet, related to the assets and liabilities of OneWest being fair valued. Accordingly, the unaudited pro forma condensed combined financial statements include only preliminary estimates. The amounts of assets acquired and liabilities assumed that will be used in acquisition accounting will be based upon their respective fair values as determined at the time of the OneWest Transaction (August 3, 2015), and may differ significantly from these preliminary estimates. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. Certain market based assumptions which were used, will be updated as of the OneWest Transaction on August 3, 2015. Management believes the fair values recognized for the assets to be acquired and the liabilities to be assumed are based on reasonable estimates and assumptions. Preliminary fair value estimates may change as additional information becomes available, and such changes could be material.

ASC 820 defines fair value, establishes the framework for measuring fair value for any asset acquired or liability assumed under U.S. GAAP, expands disclosures about fair value measurements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date”. This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants, and as a result, assets may be required to be recorded at prices which are not intended to be used or sold and/or to value assets at a fair value measurement that do not reflect management’s intended use for those assets. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

Assets acquired and liabilities assumed in a business combination that arise from contingencies must be recognized at fair value if fair value can be reasonably estimated. If the fair value of an asset or liability that arises from a contingency cannot be determined, the asset or liability would be recognized in accordance with ASC 450, Disclosure of Certain Loss Contingencies (“ASC 450”). If the fair value is not determinable and the ASC 450 criteria are not met, no asset or liability would be recognized.

Based upon the size of CIT's closed transactions on August 1, 2014 of Direct Capital Group, Inc. and its wholly owned subsidiary Direct Capital Corporation and on January 31, 2014 of Nacco, the business combination adjustments included herein do not reflect the impact of these transactions, however, financial information for these entities is included as of June 30, 2015 and for the periods that those entities were owned by CIT (subsequent to August 1, 2014 for Direct Capital and subsequent to January 31, 2014 for Nacco).

Note 3.	Accounting Policies

Acquisition accounting rules require evaluation of certain assumptions, estimates or determination of financial statement classifications which are completed during the measurement period as defined in current accounting standards. The accounting policies of CIT and the acquisition accounting rules may materially vary from accounting policies of OneWest. During the preparation of the unaudited pro forma condensed combined financial information, management performed a preliminary analysis and identified the following significant differences:

1.	$4.4 billion of OneWest’s loan balance as of June 30, 2015 was recorded using the fair value method. The pro forma adjustments (see Note 5(ee) and Note 6(ee)) reflect the adjustment to remove the fair value adjustments previously recorded by OneWest on these loans and records income on a level yield basis, reflecting the adoption of ASC 310-20 and ASC 310-30 for loans depending on whether the loans were determined to be purchased credit impaired.
2.	$500.4 million of OneWest’s borrowings as of June 30, 2015 were recorded using the fair value method. The pro forma adjustments (see Note 5(ee) and Note 6(ee)) remove the fair value adjustments previously recorded by OneWest on these borrowings and records interest expense in accordance with ASC 835-30.

3.	$25.6 million of OneWest’s custodial cash account as of June 30, 2015, was not included in OneWest’s Consolidated Statement of Financial Position. The pro forma adjustments (see Note 4(r)) increase Cash and interest bearing deposits by $25.6 million with a corresponding decrease in loans of $15.3 million and an increase in deposits of $10.3 million to conform to the presentation in CIT's financial statements.
4.	Reclassification of $13.4 million of assets and $65.4 million of liabilities in discontinued operations to continuing operations was made based on CIT’s application of ASC 205-20, as amended by ASU 2014-08 (see Note 4(l)).

5.	$6.6 million of OneWest’s investment securities as of June 30, 2015 were reclassified as available for sale with interest income recognized on a level yield basis, reflecting the adoption of ASC 310-30 depending on whether the securities were determined to be purchase credit impaired (see Note 5(ii) and Note 6(ii)).

Management has not identified any other material differences in accounting policies between the two companies as of the date of this filing.

Following the acquisition and during the measurement period, management will conduct a final review of OneWest's accounting policies in an effort to determine if differences in accounting policies require adjustment or reclassification of OneWest's results of operations or reclassification of assets or liabilities to conform to CIT's accounting policies and classifications or are required by acquisition accounting rules. As a result of that review, management may identify additional differences that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements.

Note 4.	Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The estimated purchase price and the allocation of the estimated purchase price discussed below are preliminary. The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the final evaluation of the fair value of OneWest's tangible and identifiable intangible assets acquired and liabilities assumed. Such final adjustments, including increases or decreases to amortization resulting from the allocation of purchase price to amortizable tangible and intangible assets, may be material.

(a)	Represents payment of cash consideration in the amount of $1.9 billion transferred to OneWest Shareholders based upon the acquisition. CIT paid the $1.9 billion cash portion of the transaction via $800.0 million from the maturity of investment securities, $400.0 million from maturities of securities purchased under agreements to resell, and the remaining $668.9 million from cash and interest bearing deposits.
(b)	Represents 30.9 million shares of common stock issued from CIT’s Treasury Stock to OneWest shareholders valued at $47.04 per share as of August 3, 2015 ($1,455.7 million) and 168,000 of restricted stock units of CIT (valued at approximately $6.3 million of nonvested shares that is attributable to precombination service) recorded as a reduction of Treasury Stock ($1,432.8 million) and an increase of $29.2 million in paid in capital.
(c)	Represents the release of CIT’s federal deferred tax asset (“DTA”) valuation allowance of $690.0 million at June 30, 2015. Because OneWest will be included in the Company’s consolidated tax return following the acquisition, the Company has determined that the additional taxable income related to OneWest is sufficient to realize the Company’s federal deferred tax assets of $690.0 million. However, the income tax benefit of $690.0 million related to the reduction in the Company’s valuation allowance is not reflected in the unaudited pro forma condensed combined Statement of Operations because it will not have a continuing impact.
(d)	Represents the decrease of $374.0 million related to the estimated fair value of OneWest's loan portfolio to be recognized as part of the purchase accounting adjustments based on the ASC 820 Fair Value of Financial Instruments. The historical allowance for credit losses of $130.7 million associated with the OneWest loan portfolio has been eliminated.
(e)	Represents the decrease of $209.0 million related to the estimated fair value of the indemnification assets, which reflects the present value of expected reimbursements under the indemnification agreements based on the forecasted loan performance discounted at an estimated market rate.
(f)	Reflects fair value increase of $22.5 million related to acquired property and equipment based on CIT's evaluation as of the acquisition date.
(g)	Prior to the acquisition, OneWest's historical balance sheet included $100.5 million of goodwill, which was eliminated. Goodwill is calculated as the difference between the fair value of the consideration transferred and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. The adjustments included in the unaudited pro forma condensed combined financial statements are preliminary, based on calculations as of June 30, 2015 and will be updated as of the closing date to reflect values at that time. The acquisition of OneWest by CIT as of June 30, 2015 would result in an estimated in goodwill of $617.5 million as noted below.

(in millions)	Note	Amount
Calculation of consideration
Cash paid	(a)	$1,866.9
Fair value of common stock issued	(b)	1,462.0
Holdback (Calculated at Fair Value)	(m)	61.0
Other	(m)	2.0
Fair Value of total consideration transferred		3,391.9

Recognized amounts of identifiable assets acquired and liabilities assumed
Book value of OneWest's net assets	(j)	3,057.7
Less: historical OneWest goodwill and other indefinite-lived intangible assets	(g), (h)	103.4
Net Assets acquired		2,954.3

Purchase Price Premium		437.6

Fair value adjustments of net assets acquired
Identifiable intangible assets
Core deposit intangible	(h)	126.3
Trade name	(h)	36.4
Customer relationships	(h)	20.3
Non-competition agreements	(h)	2.9
Above market lease rentals		(1.9)
Subtotal - Intangible		184.0

Identifiable tangible assets and liabilities
Loans (net of allowance)	(d)	(243.3)
Indemnification assets	(e)	(209.0)
Other assets	(f), (n)	27.2
Assets of discontinued operations	(q)	19.6
Deposits	(i)	(29.3)
FHLB Borrowings	(k)	(6.8)
Liabilities of discontinued operations	(q)	(41.9)
Deferred tax assets	(p)	119.6
Subtotal - Tangible		(363.9)
Goodwill		$617.5

(h)	OneWest's historical balance sheet included $2.9 million of intangible assets, which was eliminated. Of the total assets acquired, approximately $184.0 million relates to identified intangible assets that are expected to be amortized over a weighted average useful life of 7.9 years.

The fair value estimate for identifiable intangible assets is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. For purposes of estimating fair value, it is assumed that all assets will be used in a manner that represents their highest and best use.

The fair value of identifiable intangible assets is determined primarily using the “income approach”, which is a valuation technique that provides an estimate of the fair value of an asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life. Some of the more significant assumptions inherent in the development of the identifiable intangible asset valuations, from the perspective of a market participant, include the estimated revenues that will be received, the appropriate discount rate selected in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, competitive trends impacting each asset’s cash flow stream, as well as other factors. No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change. For these and other reasons, actual results may vary significantly from the preliminary estimated results shown herein.
(i)	Reflects the premium on the acquired deposits of $29.3 million. The estimated fair value of time deposits was determined using a discounted cash flow analysis. The discount rate for the time deposit accounts was derived from the rate currently offered on alternate funding sources with similar maturities.
(j)	Reflects the elimination of OneWest's historical members' capital of $1,674.8 million, accumulated other comprehensive income of $101.5 million and retained earnings of $1,281.4 million.
(k)	Adjustment to reflect the fair value of borrowings in the assumed acquisition of OneWest in the amount of $6.8 million. The estimated fair value was valued using a discounted cash flow analysis using a rate derived from the rate currently offered on similar borrowings.
(l)	Reflects reporting reclassifications of assets and liabilities in Discontinued Operations to Continuing Operations based on CIT’s application of ASC 205-20, as amended by ASU 2014-08, to the presentation in CIT’s financial statements. Reclassifications include (1) $1.9 million of single family residential loans and $11.5 million of servicing related assets from Assets of discontinued operation to Assets held for sale and Other assets, respectively, and (2) custodial account deposits of $5.9 million and other servicing related liabilities of $59.5 million related to businesses previously sold by OneWest to Deposits and Other liabilities, respectively.
(m)	Represents the fair value of the holdback retained by CIT that is expected to be paid for certain potential liabilities of $61.0 million relating to OneWest and $2.0 million of cash for expenses of the holders’ representative.
(n)	Adjustment to reflect increase to fair value of equity investments in the acquisition of OneWest in the amount of $4.7 million.
(o)	To record the estimated remaining transaction costs to be incurred by CIT of $50.6 million after June 30, 2015. In accordance with ASC 805, acquisition-related transaction costs and certain acquisition restructuring and related charges are not included as a component of consideration transferred but are required to be expensed as incurred. The unaudited pro forma condensed combined balance sheet reflects the $50.6 million of costs as an increase to Other liabilities with a corresponding decrease in Retained earnings.
(p)	This adjustment reflects a net deferred income tax asset resulting from fair value adjustments for the identifiable tangible and intangible assets and liabilities of $119.6 million. This estimate of net deferred tax assets was determined based on the book/tax basis differences of the fair value step ups attributable to identifiable assets acquired at a tax rate of approximately 40%. This estimate of net deferred income tax assets is preliminary and is subject to change based upon management’s final determination of the fair values of tangible and identifiable intangible assets acquired and liabilities assumed by jurisdiction.
(q)	Adjustment to reflect the fair value of discontinued operations. An increase of $19.6 million was recorded to assets of discontinued operations resulting from the fair value adjustments of $13.6 million in home equity conversion mortgage (HECM) loans and $6.0 million in servicing related assets. An increase of $41.9 million was recorded to liabilities of discontinued operations resulting from the fair value adjustments comprised of a $16.3 million increase in secured borrowings (representing proceeds received for the transferred HECM loans securitized by the GNMA HMBS program) and $25.6 million increase in servicing related liabilities.
(r)	Reflects an adjustment to increase custodial cash account of $25.6 million with a corresponding decrease in loans of $15.3 million and an increase in deposits of $10.3 million to conform to the presentation in CIT’s financial statements.

Note 5.	Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments (for the six months ended June 30, 2015)

(aa)	To record adjustment to eliminate transaction costs in the amount of $1.2 million incurred by the parties in connection with the acquisition for the six months ended June 30, 2015.
(bb)	As explained in Note 4(c), the acquisition of OneWest will result in the release of CIT’s federal deferred tax asset valuation allowance. As a result, the pro forma adjustment reflects the income tax provision as if CIT and OneWest had been a combined company during the pro forma period based on an effective tax rate of approximately 33%, which results in an increase of $3.8 million in the provision for income taxes for the six months ended June 30, 2015. The effective tax rate of the combined company could be significantly different depending on the mix of post acquisition income and activities.
(cc)	Pro forma adjustment of $0.5 million to record incremental depreciation expense for increase in property and equipment for the six months ended June 30, 2015. Depreciation expense has been calculated on a preliminary basis, using the straight-line method over the estimated useful life.

(in millions)	Preliminary Fair Value	Estimated Useful Lives (years)	Estimated Depreciation Expense for the six months ended June 30, 2015
Internally developed software	$10.4	5.0	$1.0
Office building	34.0	10.0	1.7
	$44.4		2.7
Depreciation recognized by OneWest			(2.2)
Pro forma adjustment			$0.5

(dd)	Pro forma adjustment of $10.5 million to record incremental amortization expense for identifiable intangible assets of $13.2 million and eliminate intangible amortization from OneWest's Statement of Operations in the amount of $2.7 million for the six months ended June 30, 2015. Amortization expense has been calculated on a preliminary basis, using the straight-line method over the estimated useful life and, except for customer relationships, which uses the double declining method.
(in millions)	Preliminary Fair Value	Estimated Useful Lives (years)	Estimated Amortization Expense for the six months ended June 30, 2015
Above market lease rentals	$(1.9)	4.7	$(0.2)
Core deposit intangible	126.3	7.0	9.0
Customer relationships	20.3	10.0	2.0
Trade name	36.4	10.0	1.9
Non-competition agreements	2.9	3.0	0.5
	$184.0		13.2
Amortization recognized by OneWest			(2.7)
Pro forma adjustment			$10.5

(ee)	Pro forma adjustment to remove the fair value adjustment recorded in the Statement of Operations on certain loans ($4.4 billion of loans as of June 30, 2015) and certain borrowings ($500.4 million of borrowings as of June 30, 2015) recorded under the fair value method previously by OneWest in the amount of $38.0 million for the six months ended June 30, 2015.
(ff)	Pro forma adjustment to record incremental premium amortization of OneWest deposits of $4.1 million for the six months ended June 30, 2015, on an effective yield basis.
(gg)	To record adjustment to the weighted average shares outstanding (in actual number of shares):
For the six months ended
Basic	June 30, 2015
Shares Issued to OneWest Shareholders	30,946,249
Diluted
Shares Issued to OneWest Shareholders	31,114,491

(hh)	Proforma adjustment made to increase Provision for loan losses of $24.5 million due to the change in accounting policy and the impact of purchase accounting on loans that will be accounted for under ASC 310-20.
(ii)	Pro forma adjustment to reduce interest income related to securities by $27.6 million of which $21.6 million represents the decrease in yield due to the change in accounting policy and $6.0 million was from lower earning assets due to the consideration paid for the six months ended June 30, 2015.
(jj)	To remove the deferred fees and costs amortized by OneWest in the amount of $6.4 million for the six months ended June 30, 2015.
(kk)	Pro forma adjustment to record incremental interest income due to the change in accounting policy, impact to application of purchase accounting and corresponding amortization of premiums and discounts, which results in an adjustment of $34.7 million for the six months ended June 30, 2015.
(ll)	To reflect an increase in the insurance rate on OneWest’s deposits, which results in an increase to the FDIC insurance premiums by $11.9 million to account for the impact resulting from the combination of OneWest Bank and CIT Bank.

Note 6.	Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments (for the year ended December 31, 2014)

(aa)	To record adjustment to eliminate transaction costs in the amount of $17.2 million incurred by the parties in connection with the acquisition for the year ended December 31, 2014.
(bb)	As explained in Note 4(c), the acquisition of OneWest will result in the release of CIT’s federal deferred tax asset valuation allowance. As a result, the pro forma adjustment reflects the income tax provision as if CIT and OneWest had been a combined company during the pro forma period based on an effective tax rate of approximately 33%, which results in an increase of $641.5 million in the provision for income taxes for the year ended December 31, 2014. The effective tax rate of the combined company could be significantly different depending on the mix of post acquisition income and activities. The income tax benefit recorded by CIT for the year ended December 31, 2014 related to the partial release of the valuation allowance on federal deferred tax assets ($375.0 million) is revised as part of the $641.5 million adjustment and is not reflected in the unaudited pro forma condensed combined Statement of Operations because it will not have a continuing impact.
(cc)	Pro forma adjustment in the amount of $0.3 million to record incremental depreciation expense for increase in property and equipment for the year ended December 31, 2014. Depreciation expense has been calculated on a preliminary basis, using the straight-line method over the estimated useful life.

(in millions)	Preliminary Fair Value	Estimated Useful Lives (years)	Estimated Depreciation Expense for the year ended December 31, 2014
Internally developed software	$10.4	5.0	$2.1
Office building	34.0	10.0	3.4
	$44.4		5.5
Depreciation recognized by OneWest			(5.2)
Pro forma adjustment			$0.3

(dd)	Pro forma adjustment in the amount of $18.1 million to record incremental amortization expense for identifiable intangible assets of $26.3 million and eliminate intangible amortization from OneWest's Statement of Operations in the amount of $8.2 million for the year ended December 31, 2014. Amortization expense has been calculated on a preliminary basis, using the straight-line method over the estimated useful life and, except for customer relationships, which uses the double declining method.
(in millions)	Preliminary Fair Value	Estimated Useful Lives (years)	Estimated Amortization Expense for the year ended December 31, 2014
Above market lease rentals	$(1.9)	4.7	$(0.4)
Core deposit intangible	126.3	7.0	18.0
Customer relationships	20.3	10.0	4.1
Trade name	36.4	10.0	3.6
Non-competition agreements	2.9	3.0	1.0
	$184.0		26.3
Amortization recognized by OneWest			(8.2)
Pro forma adjustment			$18.1

(ee)	Pro forma adjustment to remove the fair value adjustment recorded in the Statement of Operations on certain loans ($4.5 billion of loans as of December 31, 2014) assets and certain borrowings ($500.5 million of borrowings as of December 31, 2014) recorded under the fair value method previously by OneWest in the amount of $69.7 million for the year ended December 31, 2014.
(ff)	Pro forma adjustment to record incremental premium amortization of OneWest borrowings of $1.8 million and deposits of $19.7 million for the year ended December 31, 2014, on an effective yield basis.
(gg)	To record adjustment to the weighted average shares outstanding (in actual number of shares):
For the year ended
Basic	December 31, 2014
Shares Issued to OneWest Shareholders	30,946,249
Diluted
Shares Issued to OneWest Shareholders	31,114,491

(hh)	No proforma adjustment to increase the Provision for credit losses was made as the historical amounts are sufficient to cover any losses.
(ii)	Pro forma adjustment to reduce interest income related to securities by $43.8 million of which $32.1 million represents the decrease in yield due to the change in accounting policy and $11.7 million was from lower earning assets due to the consideration paid for the year ended December 31, 2014.
(jj)	To remove the deferred fees and costs amortized by OneWest in the amount of $11.5 million for the year ended December 31, 2014.
(kk)	Pro forma adjustment to record incremental interest income due to the change in accounting policy, impact to application of purchase accounting and corresponding amortization and discounts, which results in an adjustment of $91.5 million for the year ended December 31, 2014.
(ll)	To reflect an increase in the insurance rate on OneWest’s deposits, which results in an increase to the FDIC insurance premiums by $22.9 million to account for the impact resulting from the combination of OneWest Bank and CIT Bank.